Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Windtree Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	236,836	$1.44	$341,043.84	0.0001102	$37.59
Fees to Be Paid	Total Registration Fee:							$37.59
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$341,043.84		$37.59
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$37.59

(1)	Consists of shares of common stock, issuable upon exercise of certain warrants of Windtree Therapeutics, Inc., registered for resale by the selling stockholders named in this Registration Statement.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices of shares of the Registrant’s common stock on The Nasdaq Capital Market on May 16, 2023, such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission.